Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN ACQUIRES LIPID NUTRITION PRODUCT LINES

NORTHFIELD, Illinois, June 23, 2011 -- Stepan Company (NYSE: SCL) announced today that its wholly owned subsidiary Stepan Specialty Products, LLC has acquired the Clarinol®, Marinol® and Pinnothin® product lines of Lipid Nutrition B.V., a part of Loders Croklaan B.V. The acquired product lines will be integrated into Stepan’s Food and Health Specialties business, which will be renamed Stepan Lipid Nutrition.

“The Lipid Nutrition product lines combined with our Neobee® Medium Chain Triglycerides products provides us with a unique portfolio of nutritional fats for the Food, Supplement and Nutrition industries,” stated F. Quinn Stepan Jr., President and CEO of Stepan Company. “The clinically proven benefits of these brands are of value to companies seeking to provide consumers with healthy and nutritional products.”

Clarinol® Conjugated Linoleic Acid has been sold as a dietary supplement for over ten years as an ingredient to reduce body fat and increase lean muscle mass. It was approved by the US Food and Drug Administration as GRAS for use in certain food products in 2008. Marinol® concentrated Omega-3 triglycerides are used in clinical and infant nutritional products to promote cardiovascular and neurological health. Pinnothin®, derived from pine nuts, functions as an appetite suppressant.

The acquired products will be manufactured at Stepan’s Maywood, New Jersey plant as well as at existing outside contract manufacturers for sale on a global basis. Financial terms of the transaction were not disclosed.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan’s website at http://www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.